UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
December 15, 2014

Rocket Fuel Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36071	30-0472319
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 Seaport Blvd.
Redwood City, CA 94063
(Address of principal executive offices, including zip code)
(650) 595-1300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On December 15, 2014, Rocket Fuel Inc. (the “Company”) announced that it had appointed David Sankaran as Chief Financial Officer (“CFO”) effective December 15, 2014. Mr. Sankaran will serve as the Company’s principal financial officer and principal accounting officer and will succeed Bela Pandya, who had been serving as the Company’s interim CFO since October 1, 2014.

Before joining the Company, Mr. Sankaran, age 48, was Chief Financial Officer at Shareable Ink, a cloud electronic medical health records company, from September to November 2014. Previously, he was Chief Executive Officer and Chief Financial Officer of SupportSpace, Inc., a SaaS services company specializing in cloud based/remote technical services for computers and devices, and he served as Executive Vice President and Chief Financial Officer for Nighthawk Radiology, Inc., a publicly traded SaaS telemedicine company, where he led the technology and cloud data center operations in addition to the finance and administrative functions. Prior to his leadership roles at SaaS companies, he served as the Senior Vice President and Chief Financial Officer for Accelrys, Inc., a publicly traded subscription software provider. Additionally, Mr. Sankaran previously spent over ten years serving publicly-traded companies in financial leadership roles, including four years at PeopleSoft where he served as Vice President of Investor Relations and Vice President of Finance for Global Operations, and was the Vice President and Corporate Controller for Affymetrix, Inc. and Ocular Sciences, Inc. Mr. Sankaran received his B.S. in Business Administration from the University of Southern California and his M.B.A from St. Mary’s College.

There are no arrangements or understandings between Mr. Sankaran and any other persons pursuant to which Mr. Sankaran was selected as the CFO of the Company. There are no family relationships between Mr. Sankaran and any director or executive officer of the Company, and Mr. Sankaran has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, nor are any such transactions currently proposed.

Offer Letter

On December 6, 2014, the Company entered into an employment offer letter with Mr. Sankaran (the “Offer Letter”). The Offer Letter has no specified term, and Mr. Sankaran’s employment with the Company is on an at-will basis. Under the terms of the Offer Letter, Mr. Sankaran’s initial base salary as CFO will be $320,000 per year, and he will be eligible to receive an annual bonus of up to 60% of his base salary pursuant to the terms of the Company’s Executive Incentive Compensation Plan. The Offer Letter also provides that Mr. Sankaran will be eligible to participate in the benefit programs generally available to employees of the Company. The Company will also provide Mr. Sankaran $10,000 for relocation assistance, as well as reimbursement of certain expenses related to his relocation.

The Offer Letter also provides that (i) the Company will recommend to its board of directors or the compensation committee of its board of directors that it grant Mr. Sankaran 42,000 restricted stock units and an option to purchase 84,000 shares of the Company’s common stock, and (ii) that the vesting of these equity awards (and any other equity awards granted to Mr. Sankaran in the future) will be accelerated by two (2) years if Mr. Sankaran is terminated without “cause,” resigns for “good reason,” or due to his death or “disability,” in each case within 12 months following a “change of control” of the Company. The equity awards described in the preceding sentence will be granted pursuant to the Company’s 2013 Equity Incentive Plan and form of option agreement and restricted stock unit agreement approved by the board of directors for use thereunder.

In addition, the Offer Letter provides that if Mr. Sankaran is terminated without “cause,”(but not including due to his death or “disability”), or resigns for “good reason,” in each case within 12 months following a “change of control” of the Company, then he will be eligible to receive a cash severance payment of (i) three months of his then-current base salary, (ii) 25% of his then-current annual target bonus amount and (iii) the amount equal to 1.5 times the cost of three months’ of COBRA health care premiums for Mr. Sankaran and his dependents. This severance payment is subject to Mr. Sankaran entering into and not revoking a release of claims in favor of the Company.

The foregoing description of the Offer Letter is a summary only and is qualified in its entirety by complete text of the Offer Letter, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Indemnification Agreement

The Company intends to enter into its standard form of indemnification agreement with Mr. Sankaran, which is filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 16, 2013 and is incorporated herein by reference.

Item 8.01	Other Events.

On December 15, 2014, the Company issued a press release announcing that, effective December 15, 2014, David Sankaran has been appointed as the Company’s Chief Financial Officer. A copy of the press release is furnished herewith as Exhibit 99.1.

The information set forth under this Item 8.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended, or incorporated by reference in any filing under the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
Exhibit No. Description

10.1	Employment Offer Letter between Rocket Fuel Inc. and David Sankaran dated as of December 6, 2014
99.1	Press Release announcing appointment of Chief Financial Officer dated December 15, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCKET FUEL INC.

By: /s/ BELA PANDYA
Bela Pandya Interim Chief Financial Officer and Vice President, Finance

Date: December 15, 2014

EXHIBIT INDEX

Number	Description
10.1	Employment Offer Letter between Rocket Fuel Inc. and David Sankaran dated as of December 6, 2014
99.1	Press Release announcing appointment of Chief Financial Officer dated December 15, 2014